EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Brunswick 2003 Stock Incentive Plan of Brunswick Corporation of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedule of Brunswick Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Brunswick Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Brunswick Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois July 21, 2006